Exhibit 10.16


               Summary Sheet of Non-Employee Director Compensation
                               (effective 1/1/04)
                               ------------------

a.   Annual cash retainer -- $25,000

b.   Annual deferred stock unit award -- $30,000 value

c. Board meeting attendance -- $1,500 per meeting ($750 if attendance by telephone)

d. Committee meeting attendance -- $2,000 per meeting ($750 if attendance by telephone)

e. Committee chairperson annual retainer -- $5,000 ($10,000 for chairperson of Audit Committee)

f.   Lead Director annual retainer -- $10,000